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                                                                   FAIRCOM INC.

                                    COMPUTATION OF NET INCOME PER COMMON SHARE
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

Year ended december 31,                                   1996                        1995                        1994
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
Income before extraordinary item -
    primary                                              $278,840                    $244,816                  $  992,079
Addback:
    Interest from subordinated senior
       convertible note (net of tax effect)                13,840                      14,093                      14,580
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INCOME BEFORE EXTRAORDINARY ITEM - FULLY
    DILUTED                                              $292,680                    $258,909                  $1,006,659
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EXTRAORDINARY ITEM - PRIMARY AND FULLY
    DILUTED                                              $      -                    $      -                  $  787,201
=============================================================================================================================
Weighted average shares outstanding
    Common stock - primary                              7,378,199                   7,378,199                   7,378,199
    Shares issuable upon assumed
       conversion of subordinated senior
       convertible note                                 9,081,502                   9,081,502                   9,081,502
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    Common shares - fully diluted                      16,459,701                  16,459,701                  16,459,701
=============================================================================================================================
PRIMARY INCOME PER SHARE OF COMMON
    STOCK - ASSUMING NO DILUTION:
    Income before extraordinary item                         $.04                        $.03                        $.13
    Extraordinary item                                          -                           -                         .11
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       PRIMARY NET INCOME PER COMMON
          SHARE                                              $.04                        $.03                        $.24
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FULLY DILUTED INCOME PER COMMON SHARE-ASSUMING
ISSUANCE OF ALL DILUTIVE
CONTINGENT SHARES:
    Income before extraordinary item                         $.02                        $.02                        $.06
    Extraordinary item                                          -                           -                         .05
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       FULLY DILUTED NET INCOME PER
          COMMON SHARE                                       $.02                        $.02                        $.11
=============================================================================================================================
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Note:     The effects of the assumed exercise of outstanding options were not dilutive and, accordingly, have been excluded from both the primary and fully diluted per share calculations.